Exhibit 5.02

TROUTMAN SANDERS LLP
Attorneys at Law
222 Central Park Avenue, Suite 2000
Virginia Beach, Virginia 23462
757.687.7500 telephone
757.687-7510 faxcimile
troutmansanders.com

November 23, 2009

SCANA Corporation

220 Operation Way

Cayce, South Carolina  29033

Ladies and Gentlemen:

We have acted as counsel for the several underwriters (as defined below) in connection with the registration statement on Form S-3 (File No. 333-163075) (the “Registration Statement”) filed by SCANA Corporation, a South Carolina corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Underwriting Agreement, dated November 17, 2009 (the “Underwriting Agreement”), among the Company and Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), under which the Underwriters have severally agreed to purchase from the Company $150,000,000 aggregate principal amount of the Company’s 2009 Series A 7.70% Enhanced Junior Subordinated Notes (the “Notes”).  The Notes are to be issued pursuant to the provisions of a junior subordinated indenture dated as of November 1, 2009 (the “Base Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of November 1, 2009 to be entered into between the Company and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), forms of which have been filed as exhibits to the Registration Statement.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (1) the form of Base Indenture and (2) the form of Supplemental Indenture.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

ATLANTA	CHICAGO	HONG KONG	LONDON	NEW YORK	NEWARK	NORFOLK	ORANGE COUNTY
RALEIGH	RICHMOND	SAN DIEGO	SHANGHAI	TYSONS CORNER	VIRGINIA BEACH	WASHINGTON, DC

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by the Company and the other parties thereto, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.  We have also assumed that the Base Indenture and Supplemental Indenture will be executed and delivered in substantially the forms reviewed by us.  Additionally, we have assumed that the choice of New York law that will govern each of the Base Indenture and Supplemental Indenture will be a valid and binding provision.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.  We have also assumed that (1) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act, an appropriate amended prospectus or prospectus supplement with respect to the Notes has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (2) the Notes are in accordance with the terms of their governing instruments; and (3) the Underwriting Agreement with respect to the Notes has been duly authorized, executed, and delivered by the Company and the other parties thereto, and is a valid and binding obligation of the parties thereto.

Our opinion set forth below is limited to the laws of the State of New York.  Our opinion is also limited to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings, or registrations with governmental authorities are relevant, to those required under such laws in the foregoing jurisdictions.  We do not express any opinion with respect to the laws of any other jurisdiction.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.  As to all matters of South Carolina law, we have relied, with your consent, upon the opinion of Ronald T. Lindsay, Esquire, General Counsel of the Company, addressed to you of even date herewith.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, countersigned, authenticated, issued, and delivered in accordance with the Indenture to the purchasers thereof against payment of the agreed-upon consideration therefor in the manner contemplated in the Registration Statement or the prospectus supplement relating thereto and the Indenture has been duly authorized, executed, and delivered by all parties thereto, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (iii) public policy considerations that may limit the rights of the parties to obtain further remedies, and (iv) the waiver of any usury defense that may be contained in the Indenture that may be unenforceable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about November 23, 2009, which will be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person (including any person acquiring Notes from the several Underwriters) or furnished to any other person without our prior written consent, except that Ronald T. Lindsay, Esquire, General Counsel of the Company, may rely upon this opinion in rendering his opinion as to the validity and binding effect of the Notes.

Very truly yours,

/s/ Troutman Sanders LLP